Exhibit 2.1

AMENDMENT NO. 4

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT is made and entered into as of September 7, 2023 (this “Amendment”), by and among Captivision Inc. (FKA Phygital Immersive Limited), a Cayman Islands exempted company limited by shares, Jaguar Global Growth Korea Co., Ltd., a stock corporation (“chusik hoesa”) organized under the laws of Korea, GLAAM Co., Ltd., a corporation (“chusik hoesa”) organized under the laws of Korea (the “Company”), and Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (“SPAC”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Business Combination Agreement dated as of March 2, 2023 (as amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 11.12 of the Agreement, the Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the undersigned, comprising each of the Parties, desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1. Amendment to Agreement Recitals. The third Recital of the Agreement is hereby amended and restated to read in its entirety as follows:

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Companies Act (as defined below), the Parties desire to enter into a business combination transaction whereby on the Closing Date (as defined below) (i) SPAC shall be merged with and into New PubCo, with New PubCo surviving the merger, (ii) immediately thereafter, all shareholders of the Company (the “Company Shareholders”) will transfer their respective Company Common Shares (as defined below) to Exchange Sub in exchange for New PubCo Ordinary Shares (as defined below) held by Exchange Sub (which New PubCo Ordinary Shares were issued by New PubCo to Exchange Sub for purposes of being exchanged by Exchange Sub with the Company Shareholders in accordance with this step) and, (iii) immediately thereafter, in consideration of the New PubCo Ordinary Shares that Exchange Sub received from New PubCo and subsequently exchanged with the Company Shareholders in the transfer described in the immediately foregoing clause (ii), Exchange Sub will distribute to New PubCo all such Company Common Shares it received from the Company Shareholders in the transfer described in the immediately foregoing clause (ii);

2. Amendment to Section 2.2 of the Agreement. Section 2.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

2.2 Share Swap. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, immediately following the Merger Effective Time, (a) Exchange Sub shall subscribe for and New PubCo shall issue the Aggregate Share Swap Consideration to Exchange Sub, (b) each Company Shareholder shall sell, transfer, convey, assign and deliver all of the Company Common Shares it holds to Exchange Sub in exchange for the number of New PubCo Ordinary Shares required to be paid to such

Company Shareholder pursuant to Section 3.2(b), and (c) Exchange Sub shall distribute all of the Company Common Shares it receives from Company Shareholders pursuant to the preceding clause (b) to New PubCo in exchange for the Aggregate Share Swap Consideration received by Exchange Sub from New PubCo pursuant to the preceding clause (a), which Aggregate Share Swap Consideration shall be distributed in accordance with Section 3.4 (collectively, the “Share Swap” and such time as the Share Swap is consummated being the “Share Swap Effective Time”).

3. Affirmations. Each of the Parties hereby (i) affirms the terms of the Agreement as modified by this Amendment, and (ii) agrees that the terms and conditions of the Agreement as modified by this Amendment shall continue in full force and effect.

4. Governing Law. This Amendment and any action, suit, dispute, controversy or claim arising out of this Amendment, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

5. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

6. References. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean March 2, 2023.

7. Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 11.2 (Interpretation), Section 11.5 (Severability), Section 11.8 (Consent to Jurisdiction; Waiver of Jury Trial) and Section 11.9 (Rules of Construction) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

JAGUAR GLOBAL GROWTH CORPORATION I

By:	/s/ Gary Garrabrant
Name:	Gary Garrabrant
Title:	Chief Executive Officer

CAPTIVISION INC.

By:	/s/ Ho Joon Lee
Name:	Ho Joon Lee
Title:	Director

JAGUAR GLOBAL GROWTH KOREA CO., LTD.

By:	/s/ Anthony Page
Name:	Anthony Page
Title:	Director

GLAAM CO., LTD.

By:	/s/ Keong Rae Kim
Name:	Keong Rae Kim
Title:	Representative Director

[Signature Page to Amendment No. 4 to Business Combination Agreement]